EXHIBIT 99.1

Anaren Reports 4th Quarter Fiscal 2013 Results

SYRACUSE, N.Y., Aug. 5, 2013 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2013 fourth quarter ended June 30, 2013 of $42.3 million, up 10.9% from $38.2 million for the fourth quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the fourth quarter of fiscal 2013 was $3.4 million, up 15.2% from $2.9 million for the fourth quarter of last year. GAAP diluted earnings per share for the fourth quarter of fiscal 2013 was $0.25, up 25% from diluted earnings per share of $0.20 for the fourth quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible asset amortization, was $0.30 for the fourth quarter of fiscal 2013, up 15.4% compared to non-GAAP diluted earnings per share of $0.26 for the fourth quarter of fiscal 2012.

Both GAAP and Non-GAAP net income for the fourth quarter of fiscal 2013 were reduced by a one-time unfavorable adjustment of approximately $0.4 million, net of tax, or $(0.03) per diluted share resulting from an accrued charge for possible losses related to a bankruptcy filing (Chapter 11) by a current vendor.

GAAP operating income for the fourth quarter of fiscal 2013 was $4.1 million, or 9.8% of net sales, up 15.7% from $3.6 million, or 9.4% of net sales for the fourth quarter of last year. Non-GAAP operating income for the fourth quarter of fiscal 2013, which excludes non-cash equity based compensation and intangible asset amortization, was $5.2 million, or 12.2% of net sales, up 6.5% from $4.9 million, or 12.7% of net sales for the fourth quarter of fiscal 2012. Both GAAP and non-GAAP operating income for the fourth quarter of fiscal 2013 were reduced by the one-time unfavorable adjustment of approximately $0.6 million, or 1.4% of net sales, resulting from the previously mentioned vendor bankruptcy filing.

Income taxes for the fourth quarter of fiscal 2013 were $0.9 million, representing an effective tax rate of 20.2% compared to income tax expense of $0.9 million for the fourth quarter of fiscal 2012, representing an effective tax rate of 22.6%. The projected effective tax rate for fiscal 2014, absent one-time events, is expected to be 27%.

Lawrence A. Sala, Anaren's Chairman, President and CEO said, "The growth in net sales for the quarter was driven by both the Space & Defense and Wireless Groups. The Space & Defense Group business is benefiting from a growing percentage of Space related business and increasing demand for radar related technology. Wireless demand improved during the quarter and customer forecasts indicate strengthening worldwide demand for cellular infrastructure equipment. For the year, GAAP net income increased 75% on 7.5% growth in net sales and we believe that we are well positioned for continued growth and improved profitability in fiscal 2014."

Net sales for the year ended June 30, 2013, were $158.4 million, up 7.5% compared to net sales of $147.3 million for last year. GAAP net income for fiscal 2013 was $15.1 million, up 75% compared to $8.6 million for fiscal 2012. On a per share basis, GAAP diluted earnings per share for fiscal 2013 was $1.13, up 92% from diluted earnings per share of $0.59 for last year.

Non-GAAP diluted earnings per share, which excludes non-cash equity based compensation and intangible amortization, was $1.36 for fiscal 2013, up 68% compared to non-GAAP diluted earnings per share of $0.81 for fiscal 2012.

During the fourth quarter of fiscal 2013, the Company generated $10.9 million in operating cash flow compared to $10.4 million in the fourth quarter of fiscal 2012. Additionally, during the quarter the Company expended $1.5 million for capital additions and had non-operating cash receipts of $1.4 million from the exercise of stock options. During the fourth quarter of fiscal 2013, the Company did not purchased any additional treasury shares under the current buyback authorization. Cash, cash equivalents and marketable debt securities were $53.6 million at June 30, 2013, up $10.9 million from March 31, 2013 and at June 30, 2013, the Company had no outstanding debt.

Wireless Group

Wireless Group net sales for the quarter were $12.8 million, down 4.3% from the fourth quarter of fiscal 2012, and up 6.7% sequentially, due primarily to rising infrastructure component customer demand. Demand from Wireless infrastructure customers has increased in recent quarters and current forecasts indicate increased demand levels for fiscal 2014.

New product investments for the quarter continued to be focused on expansion of the wireless infrastructure components and low power wireless Anaren Integrated Radio (AIR) module product lines. The Company continues to see an increasing number of AIR related design wins and new customers transitioning to volume production.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were Arrow Electronics, Richardson and Huawei.

Space & Defense Group

Space & Defense Group net sales for the quarter were $29.6 million, up 19.1% from the fourth quarter of fiscal 2012. The sales increase was highlighted by rising Low-temperature Co-fired Ceramic ("LTCC") product sales generated by our Salem Ceramics subsidiary. The Group also experienced continued improvement in operational execution, despite a less favorable product mix during the current quarter which resulted in higher profitability for the Group compared to the fourth quarter of last year.

New orders for the quarter totaled $28.2 million which were driven by numerous space, radar and electronic warfare applications. Space & Defense Group order backlog at June 30, 2013 was approximately $96.3 million.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Northrop Grumman and Raytheon.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and intangible asset amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the first quarter of fiscal 2014, we anticipate comparable sales for the Wireless Group and lower sales for the Space & Defense Group compared to the fourth quarter levels as Space & Defense Group LTCC product sales are anticipated to decline due to a one quarter gap in production on a new multi-year program. As a result, we expect net sales to be in the range of $38 to $42 million. We expect GAAP net earnings to be in the range of $0.25 - $0.31 per diluted share for the first quarter.

Non-GAAP net earnings, which are inclusive of approximately $0.05 -$0.06 per diluted share related to expected equity based compensation expense and amortization of intangibles assets, are expected to be in the range of $0.30 - $0.36 per diluted share for the first quarter of fiscal 2014.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements."   These and other forward-looking statements are based on management's current expectations and are subject to business, market and economic risks and uncertainties that could cause actual results to differ materially from those discussed. You are encouraged to review Anaren's filings with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public on the Anaren Investor Info, Live Webcast Web Site (www.anaren.com) on August 6, 2013 at 8:30 a.m. (ET). A replay of the conference call will be available at 11:30 a.m. (ET) beginning August 6 through 11:30 p.m. on August 20, 2013. To listen to the replay, interested parties may dial in the U.S. at 1-855-859-2056 and International at 1-404-537-3406. The passcode is 93139749. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

ANAREN, INC.
Condensed Consolidated Statements of Income
(in thousands except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Net sales	$ 42,336	$ 38,172	$ 158,374	$ 147,346

Cost of sales	27,212	24,305	99,565	95,924
Gross profit	15,124	13,867	58,809	51,422
	35.7%	36.3%	37.1%	34.9%
Operating expenses:
Marketing	2,123	2,742	9,545	10,328
Research and development	3,629	3,035	13,607	13,217
General and administration	5,230	4,511	17,518	17,549
Total operating expenses	10,982	10,288	40,670	41,094

Operating income	4,142	3,579	18,139	10,328
	9.8%	9.4%	11.5%	7.0%
Other income (expense):
Other income	82	203	494	656
Interest expense	(18)	(19)	(127)	(170)
Total other income, net	64	184	367	486

Income before income tax expense	4,206	3,763	18,506	10,814
Income tax expense	850	850	3,450	2,200
Net income	$ 3,356	$ 2,913	$ 15,056	$ 8,614
	7.9%	7.6%	9.5%	5.8%

Earnings per share:
Basic	$ 0.27	$ 0.21	$ 1.19	$ 0.61
Diluted	$ 0.25	$ 0.20	$ 1.13	$ 0.59

Weighted average common shares outstanding:
Basic	12,558	13,767	12,687	14,050
Diluted	13,220	14,457	13,281	14,702

ANAREN, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2013	June 30, 2012

Assets:
Cash, cash equivalents and short-term investments	$ 50,996	$ 32,232
Receivables, less allowances	32,059	29,521
Inventories	34,928	36,443
Prepaid expenses and other assets	5,108	6,650
Total current assets	123,091	104,846

Securities held to maturity	2,582	11,657
Property, plant, and equipment, net	40,842	47,171
Goodwill	42,297	42,343
Other intangibles, net	6,833	7,770
Total assets	$ 215,645	$ 213,787

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$ 7,319	$ 8,604
Accrued expenses	4,806	3,926
Customer advance payments	1,603	1,307
Other liabilities	1,900	2,068
Total current liabilities	15,628	15,905

Other non-current liabilities	10,279	12,379
Total liabilities	25,907	28,284

Stockholders' Equity:
Common stock and additional paid-in capital	230,653	223,326
Retained earnings	158,182	143,126
Accumulated other comprehensive loss	(858)	(3,026)
Less: cost of treasury shares	(198,239)	(177,923)
Total stockholders' equity	189,738	185,503

Total liabilities and stockholders' equity	$ 215,645	$ 213,787

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, Net Income and Dilluted Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Net sales	$ 42,336	$ 38,172	$ 158,374	$ 147,346

GAAP gross profit	$ 15,124	$ 13,867	$ 58,809	$ 51,422
Equity-based compensation expense (1)	198	209	886	814
Amortization of intangibles (2)	39	39	156	156
Non-GAAP gross profit	$ 15,361	$ 14,115	$ 59,851	$ 52,392
% of sales	36.3%	37.0%	37.8%	35.6%

GAAP operating income	$ 4,142	$ 3,579	$ 18,139	$ 10,328
Equity-based compensation expense (1)	809	984	3,784	3,853
Amortization of intangibles (2)	227	298	936	1,192
Non-GAAP operating income	$ 5,178	$ 4,861	$ 22,859	$ 15,373
% of sales	12.2%	12.7%	14.4%	10.4%

GAAP net income	$ 3,356	$ 2,913	$ 15,056	$ 8,614
Equity-based compensation expense (1)	809	984	3,784	3,853
Amortization of intangibles (2)	227	298	936	1,192
Tax effect	(373)	(462)	(1,699)	(1,816)
Non-GAAP net income	$ 4,019	$ 3,733	$ 18,077	$ 11,843
% of sales	9.5%	9.8%	11.4%	8.0%

Diluted earnings per share
GAAP diluted earnings per share	$ 0.25	$ 0.20	$ 1.13	$ 0.59
Equity-based compensation expense (1)	0.06	0.07	0.28	0.26
Amortization of intangibles (2)	0.02	0.02	0.07	0.08
Tax adjustments	(0.03)	(0.03)	(0.12)	(0.12)
Non-GAAP diluted earnings per share	$ 0.30	$ 0.26	$ 1.36	$ 0.81

Weighted average common shares outstanding
Diluted	13,220	14,457	13,281	14,702

1) These costs represent expense recognized in accordance with the share-based compensation accounting rules.

2) These costs represent amortization of intangible assets for the three months and year ended June 30, 2013 and 2012.

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands)
(unaudited)

The following table details the Non-GAAP, Non-Cash expenses related to equity-based compensation and intangible asset amortization by expense category.

Three Months Ended June 30, 2013
(in thousands)
(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 198	$ 39	$ 237
Marketing	(1)	--	(1)
Research and development	67	--	67
General and administrative	545	188	733
	$ 809	$ 227	$ 1,036

Twelve Months Ended June 30, 2013
(in thousands)
(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 886	$ 156	$ 1,042
Marketing	249	--	249
Research and development	392	--	392
General and administrative	2,257	780	3,037
	$ 3,784	$ 936	$ 4,720

Three Months Ended June 30, 2012
(in thousands)
(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 209	$ 39	$ 248
Marketing	71	--	71
Research and development	101	--	409
General and administrative	603	259	862
	$ 984	$ 298	$ 1,282

Twelve Months Ended June 30, 2012
(in thousands)
(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 814	$ 156	$ 970
Marketing	245	--	245
Research and development	409	--	409
General and administrative	2,385	1,036	3,421
	$ 3,853	$ 1,192	$ 5,045

ANAREN, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months	Twelve Months
	Ended	Ended
	June 30, 2013	June 30, 2013
Cash flows from operating activities:
Net income	$ 3,356	$ 15,056

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,733	7,508
Write down of other current asset	600	600
Amortization	285	1,259
Gain on disposal of fixed assets	--	(557)
Deferred income taxes	(616)	393
Equity-based compensation	809	3,784
Receivables	(1,355)	(2,538)
Inventories	2,743	1,515
Accounts payable	519	(1,285)
Other assets and liabilities	2,816	516
Net cash provided by operating activities	10,890	26,251

Cash flows from investing activities:
Capital expenditures	(1,463)	(5,538)
Proceeds from sale of property, plant, and equipment	--	5,787
Maturities of held to maturity securities	1,605	13,285
Net cash provided by investing activities	142	13,534

Cash flows from financing activities:
Stock options exercised	1,366	3,084
Excess tax (expense) benefit from equity-based compensation	(87)	459
Purchase of treasury shares	--	(20,316)
Net cash provided by (used in) financing activities	1,279	(16,773)

Effect of exchange rates on cash	197	284

Net increase in cash and cash equivalents	$ 12,508	$ 23,296

Cash and cash equivalents at beginning of period	$ 31,800	$ 21,012

Cash and cash equivalents at end of period	$ 44,308	$ 44,308

CONTACT: George Blanton, CFO
         315-362-0436
         Joseph E. Porcello, VP-Accounting
         315-362-0514